Exhibit 10.2

Employment Agreement – Sandra Marino

     EMPLOYMENT AGREEMENT dated as of October 1, 2009 between PALL CORPORATION, a New York corporation (the “Company”), and (“Executive”) (this “Agreement”).

     In consideration of the mutual agreements hereinafter set forth, effective as of October 1, 2009 (the “Effective Date”), the parties hereto agree as follows.

Section 1. Employment

     The Company hereby employs Executive, and Executive hereby agrees to serve, as General Counsel and Corporate Secretary of the Company with the duties set forth in Section 2, until such time as Executive’s employment terminates in accordance with the terms of Section 4 hereof.

Section 2. Duties

     (a) Executive agrees that during Executive’s employment Executive will perform such duties and have such authority as is customarily assigned to and possessed by the General Counsel and Corporate Secretary, and further agrees that Executive will hold such other offices or positions with the Company, and perform such duties and assignments relating to the business of the Company, as the Chief Executive Officer of the Company shall direct except that Executive shall not be required to hold any office or position or to perform any duties or assignment inconsistent with Executive’s experience and qualifications.

Exhibit 10.2

     (b) If the Chief Executive Officer of the Company so directs, Executive shall serve as an officer of one or more subsidiaries of the Company (provided that the duties of such office are not inconsistent with Executive’s experience and qualifications) and part or all of the compensation to which Executive is entitled hereunder may be paid by such subsidiary or subsidiaries. However, such employment and/or payment of Executive by a subsidiary or subsidiaries shall not relieve the Company from any of its obligations under this Agreement except to the extent of payments actually made to Executive by a subsidiary.

     (c) During Executive’s employment, Executive shall, except during customary vacation periods and periods of illness, devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder to the business and affairs of the Company and its subsidiaries and to promoting the best interests of the Company and its subsidiaries and Executive shall not, either during or outside of such normal business hours, engage in any activity inimical to such best interests.

Section 3. Compensation

     (a) Base Salary. During Executive’s employment, the Company shall pay Executive a base salary (“Base Salary”) at the rate of no less than $345,646 per annum. Base Salary shall be paid in such periodic installments as the Company may determine but not less often than monthly. The Chief Executive Officer of the Company will review Base Salary annually and may, in the Chief Executive Officer’s discretion, recommend to the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) that an increase be made in Base Salary. Any such recommended increase shall take effect only if, and to the extent that, it is approved by the Compensation Committee, in its sole discretion. For the avoidance of doubt, with respect to each fiscal year of the Company (a “Fiscal Year”) beginning with the Fiscal Year which starts on the first day of August next following the Effective Date, the Company shall pay Executive Base Salary at such rate as the Compensation Committee shall determine but not less than the amount of Base Salary payable to Executive in the preceding Fiscal Year.

Exhibit 10.2

     (b) Bonus Compensation.

          (i) Plan Bonus. With respect to each Fiscal Year of the Company falling in whole or in part during Executive’s employment following the Effective Date, Executive shall be entitled to receive a bonus pursuant to this Agreement in an amount determined in accordance with, and subject to all of the terms of, the Pall Corporation 2004 Executive Incentive Bonus Plan as it may be amended from time to time, a copy of which is annexed hereto and incorporated herein by reference (the “Bonus Plan”). Words and terms used herein with initial capital letters and not defined herein are used herein as defined in the Bonus Plan. For purposes of determining the amount of the bonus payable to Executive for any Fiscal Year under the Bonus Plan (the “Plan Bonus”), Executive’s Target Bonus Percentage shall be 105% for such Fiscal Year.

          (ii) Payment of Plan Bonus. Executive’s Plan Bonus shall be paid in accordance with §5 of the Bonus Plan. With respect to any Fiscal Year which falls in part but not in whole during the period of Executive’s employment, the pro rata portion of the Plan Bonus to which Executive is entitled under this Section 3(b) shall be determined in accordance with §3(c) of the Bonus Plan.

Exhibit 10.2

     (c) Fringe Benefits and Perquisites. During Executive’s employment, Executive shall enjoy the customary perquisites of office, including, but not limited to, office space and furnishings, expense reimbursements and any similar emoluments customarily afforded to executives of the Company at the same level. During Executive’s employment, Executive shall also be entitled to receive or participate in all “fringe benefits” and employee benefit plans provided or made available by the Company to executives or management personnel generally (such as, but not limited to, group hospitalization, medical, life and disability insurance, and pension, 401(k) and stock option or purchase plans), at such time and on such terms and conditions as each such plan provides.

     (d) Vacations. Executive shall be entitled each year to a vacation or vacations in accordance with the policies of the Company as determined by the Board or by an authorized senior officer of the Company from time to time. The Company shall not pay Executive any additional compensation for any vacation time not used by Executive.

Exhibit 10.2

Section 4. Separation from Service; Change in Control

     (a) Separation from Service. Subject to Section 17 below, if for any reason Executive experiences a “separation from service” as defined under Section 409A of the of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations issued thereunder (“Section 409A”), Executive (or Executive’s estate in the event of Executive’s death) shall be entitled to (i) any accrued but unpaid Base Salary as of the date of such separation, (ii) any Plan Bonus earned but unpaid for the Fiscal Year preceding the Fiscal Year that includes the date of such separation, paid to the extent payable under and in accordance with the terms of the Bonus Plan, (iii) any Plan Bonus or pro rata portion thereof that Executive may be entitled to receive under the Bonus Plan with respect to the Fiscal Year in which the separation from service takes place, paid to the extent payable under and in accordance with the terms of the Bonus Plan, (iv) any unreimbursed business expenses as of the date of such separation, paid within thirty (30) days of the separation from service upon presentation of supporting documentation in accordance with normal practice and (v) any vested benefits as of the date of such separation under any benefit plans maintained, or contributed to, by the Company, or any disability benefits program sponsored by the Company, in accordance with the terms and conditions of each such plan or program.

     (b) Disability or Death. If Executive shall die during Executive’s employment or if Executive experiences a separation from service because the Company terminates Executive’s employment by reason of Executive becoming Disabled, the Company shall pay to Executive, or to Executive’s legal representatives, or in accordance with a direction given by Executive to the Company in writing, the following, subject, other than in the event of death, to Executive’s compliance with Sections 5, 6, 7, 9 and 10 below and subject , other than in the event of death, to Sections 17 and 18 below: (i) the benefits set forth under Section 4(a), (ii) Executive’s Base Salary to the end of the month in which a separation from service under this Section 4(b) occurs, paid in accordance with the Company’s normal payroll practices, and (iii) a cash payment equal to (x) 50% of Base Salary plus (y) 50% of Executive’s Target Bonus Percentage multiplied by Base Salary, in each case, as such Base Salary and Target Bonus Percentage were in effect for Executive immediately prior to the date on which separation from service under this Section 4(b) occurs, paid in twelve (12) equal monthly installments commencing on the Company’s first regularly scheduled payroll date in the month following the month in which separation from service under this Section 4(b) occurs and on the Company’s first regularly scheduled payroll date in each of the next eleven (11) months thereafter.

Exhibit 10.2

     “Disabled” means that Executive is, by reason of physical or mental disability, incapable of performing Executive’s principal duties hereunder for an aggregate of one hundred thirty (130) working days out of any period of twelve (12) consecutive months.

     In the event that Executive’s employment terminates as described in this Section 4(b), Executive shall have no right to any compensation or any other benefits under this Agreement except as set forth in Section 4(a) and this Section 4(b).

     (c) Involuntary Separation From Service Without Cause; Resignation for Good Reason. In the event that Executive experiences a separation from service with the Company due to (1) the Company’s termination of her employment without Cause (as defined below) or (2) Executive’s termination of her employment for Good Reason (as defined below), then subject to Executive’s compliance with Sections 5, 6, 7, 9 and 10 below (where applicable), subject to Sections 17 and 18 below and other than in circumstances set forth in Sections 4(b), 4(e) or 4(f), Executive will receive the following compensation and benefits under this Agreement in lieu of any compensation or benefits to which she might otherwise be entitled under Section 3 of this Agreement or any benefit plans referenced therein:

(i)	Each month for a period of twenty-four (24) consecutive months, beginning with the month following the month in which Executive’s separation from service occurs, the Company shall make a payment in an amount equal to (X) the sum of (1) Base Salary at the annual rate at which Executive’s Base Salary was payable immediately prior to Executive’s separation from service and (2) the amount determined under clause (X)(1) multiplied by 70% of the Target Bonus Percentage as in effect immediately prior to separation from service, divided by (Y) 12. Each installment will be paid on the Company’s first regularly scheduled payroll date in the applicable month.

Exhibit 10.2

(ii)	During the period beginning on the date of Executive’s separation from service and ending on the two-year anniversary thereof, any of Executive’s restricted stock units and stock options that are (A) not yet vested under the 2005 Stock Compensation Plan, as amended (the “Stock Plan”), and (B) outstanding, in each case as of the date of Executive’s separation from service, will not be cancelled, but will continue to vest and be settled or become exercisable, as applicable, in the manner and at the times set forth in the applicable grant agreements and the Stock Plan as though Executive had not experienced a separation from service until such two-year anniversary.

(iii)	During the period beginning on the date of Executive’s separation from service and ending on the two-year anniversary thereof, any of Executive’s units not yet vested under the Management Stock Purchase Plan, as amended (the “MSPP”), as of the date of Executive’s separation from service will not be cancelled, but will continue to be settled in the manner and at the times set forth under the MSPP as though Executive had not experienced a separation from service until such two-year anniversary.

(iv)	Upon separation from service, Executive shall be credited with two years of age and two years of service for purposes of eligibility and vesting under the Pall Corporation Supplementary Pension Plan.

(v)	During the period beginning on the date of Executive’s separation from service and ending on the date that is eighteen (18) months after active employee group medical coverage is terminated on account of such separation from service, Executive shall, to the extent Executive elects to continue to participate in the continuation coverage under the Company’s Comprehensive Welfare Benefits Plan offered by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), be provided with a taxable reimbursement payment equal to the amount of the COBRA premium payable by Executive. All expenses shall be reimbursed within twelve (12) months following the two-year anniversary of Executive’s separation from service.

Exhibit 10.2

     “Good Reason” shall mean any of the following conditions arising without Executive’s written consent: (i) a material diminution in Executive’s Base Salary, (ii) a material diminution in Executive’s authority, duties, or responsibilities, (iii) a material diminution in the authority, duties, or responsibilities of the person to whom Executive is required to report (Executive’s “Direct Report”), or Executive’s being required to report to a different person whose authority, duties, or responsibilities are materially diminished as compared with the authority, duties, or responsibilities of the Direct Report to whom Executive reported immediately prior to such change, (iv) a material diminution in the budget over which Executive retains authority, (v) a material change in the geographic location at which Executive must perform services or (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement; provided that (A) Executive must provide notice to the Company of the existence of the condition described in this paragraph within a period not to exceed ninety (90) days of the initial existence of the condition and (B) the Company must be provided with a period of at least thirty (30) days during which it may remedy the condition and not be required to pay the amounts described in this Section 4(c). If the Company does not remedy the condition during such period, Executive’s employment shall terminate on the thirty-first (31st) day following the initial notice.

Exhibit 10.2

     In the event that the Company terminates Executive’s employment without Cause, or Executive terminates her employment for Good Reason, Executive shall have no right to any compensation or any other benefits under this Agreement except as set forth in Section 4(a) and this Section 4(c).

     (d) Change in Control. If a Change in Control (as defined in the MSPP or the Stock Plan, as applicable) occurs, then any of Executive’s (i) restricted units not yet vested under the MSPP (if the Change in Control constitutes a Change in Control as defined in the MSPP) and/or (ii) restricted stock units and stock options not yet vested under the Stock Plan (if the Change in Control constitutes a Change in Control as defined in the Stock Plan), as applicable, that are outstanding on the date of such Change in Control will vest on such date.

     (e) Voluntary Separation or Involuntary Separation from Service For Cause. “Cause” shall mean Executive’s (i) failure or refusal to substantially perform the material duties of Executive’s employment or other violation of this Agreement in a material manner, (ii) failure in a material manner to comply with the written rules and policies of the Company that has caused or would reasonably be expected to result in material injury to the Company, (iii) willful and serious misconduct in connection with Executive’s employment that has caused or would reasonably be expected to result in material injury to the Company, (iv) dishonesty or fraudulent conduct in regards to the Company or (v) conviction of, or plea of nolo contendere to, a crime that constitutes a felony. The Company may terminate Executive’s employment for Cause with immediate effect, provided that, prior to termination for any of the reasons in (i) or (ii) above, Executive shall have thirty (30) days after notice from the Company to remedy such matter if such matter is reasonably capable of being remedied.

Exhibit 10.2

     In the event that the Company terminates Executive’s employment for Cause, or Executive terminates her employment without Good Reason, in each case except under the circumstances set forth in Sections 4(b), 4(c) or 4(f), Executive shall have no right to any compensation or any other benefits under this Agreement except as set forth in Section 4(a).

     (f) Retirement. This Agreement shall automatically expire and be of no further force and effect on Executive’s sixty-fifth (65th) birthday.

     Anything hereinabove to the contrary notwithstanding, if any provision of this Section 4(f) violates federal or applicable state law relating to discrimination on account of age, such provision shall be deemed modified or suspended to the extent necessary to eliminate such violation of law. If at a later date, by reason of changed circumstances or otherwise, the enforcement of such provision as set forth herein would no longer constitute a violation of law, then it shall be enforced in accordance with its terms as set forth herein.

Section 5. Restrictive Covenants

     During Executive’s employment and for the longer of (a) any period for which Executive is receiving any payments or benefits under Sections 4(b), 4(c) or 4(f) or (b) one (1) year following Executive’s separation from service with the Company (the “Restrictive Covenant Period”), Executive shall not, without the written permission of the Company, render services to any corporation, individual or other entity engaged in any activity, or himself engage directly or indirectly in any activity, which is competitive to any material extent with the business of the Company or any of its subsidiaries.

Exhibit 10.2

Section 6. Non-Disparagement

     While employed by the Company, and during the Restrictive Covenant Period, Executive shall not make any disparaging or untruthful remarks concerning the Company or any of its subsidiaries, or their officers, directors, employees or agents, whether acting in their individual or representative capacities. Executive shall not be deemed to have breached Executive’s obligations under the foregoing sentence if during Executive’s employment with the Company Executive criticizes the job performance of employees who report to Executive, or makes remarks which Executive believes to be truthful about any Company employee as part of performing her duties hereunder, as part of such employees’ performance reviews and evaluations, provided such remarks are made in the ordinary course of business, not malicious or unfounded, are not publicly made or widely disseminated and are not in violation of Executive’s obligations to comply with laws, regulations and Company policies and procedures. Additionally, in the event that Executive is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose during the Restrictive Covenant Period any information that may be disparaging, Executive shall comply with such requests, provided that Executive shall give the Company prompt notice of any such request so that the Company may seek an appropriate protective order, and provided that Executive shall comply with the terms of any protective order so obtained. Similarly, during the Restrictive Covenant Period, the Company shall not make any disparaging or untruthful remarks concerning Executive, except that the Company shall not be deemed to have breached its obligations hereunder: (a) if during Executive’s employment with the Company, any Company director, employee, agent or representative criticizes Executive’s job performance as part of performance reviews and evaluations or in response to questions from members of management, the board of directors or Company advisors, provided such remarks are made in the ordinary course of business, not malicious or unfounded, are not publicly made or widely disseminated and are not in violation of laws, regulations and Company policies and procedures, or (b) in the event that the Company is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose during the Restrictive Covenant Period any information that may be disparaging, the Company complies with such requests, provided that the Company shall give Executive prompt notice of any such request so that Executive may seek an appropriate protective order, and provided that the Company shall comply with the terms of any protective order so obtained.

Exhibit 10.2

Section 7. Non-Solicitation of Employees or Customers

     While employed by the Company, and during the Restrictive Covenant Period, Executive will not (i) indirectly or directly solicit, encourage, induce, or recruit any person who is then an employee of the Company or any of its subsidiaries to seek or accept employment with any other employer, or (ii) indirectly or directly solicit, encourage, or induce any customer of the Company to become the customer of any business that is competitive to any material extent with the business of the Company or any of its subsidiaries.

Exhibit 10.2

Section 8. Company’s Right to Injunctive Relief

     Executive acknowledges that Executive’s services to the Company are of a unique character, which gives them a peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by Executive. The parties also acknowledge and agree that, if, in any judicial proceeding, a court shall deem any of the restrictive covenants in Sections 5 or 7, invalid, illegal or unenforceable because its scope is considered excessive, such restrictive covenant shall be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable, and if any such restrictive covenant (or portion thereof) is deemed invalid, illegal or unenforceable in any jurisdiction, as to that jurisdiction such restrictive covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality or enforceability, without affecting in any way the remaining restrictive covenants (or portion thereof) in such jurisdiction or rendering that or any other restrictive covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction. The parties hereto intend that the validity and enforceability of any provision of this Agreement shall not affect or render invalid any other provision of this Agreement.

Section 9. Inventions and Patents

     All inventions, ideas, concepts, processes, discoveries, improvements and trademarks (hereinafter collectively referred to as intangible rights), whether patentable or registrable or not, which are conceived, made, invented or suggested either by Executive alone or by Executive in collaboration with others during Executive’s employment with the Company, and whether or not during regular working hours, shall be disclosed to the Company and shall be the sole and exclusive property of the Company. If the Company deems that any of such intangible rights are patentable or otherwise registrable under any federal, state or foreign law, Executive, at the expense of the Company, shall execute all documents and do all things necessary or proper to obtain patents and/or registrations and to vest the Company with full title thereto.

Exhibit 10.2

Section 10. Trade Secrets and Confidential Information

     Executive shall not, either directly or indirectly, except as required in the course of employment by the Company, disclose or use at any time, whether during or subsequent to Executive’s employment with the Company, any information of a proprietary nature owned by the Company, including but not limited to, records, data, formulae, documents, specifications, inventions, processes, methods and intangible rights which are acquired by Executive in the performance of Executive’s duties for the Company and which are of a confidential information or trade-secret nature. All records, files, drawings, documents, equipment and the like, relating to the Company’s business, which Executive shall prepare, use, construct or observe, shall be and remain the Company’s sole property. Upon the separation from service of Executive’s employment or at any time prior thereto upon request by the Company, Executive shall return to the possession of the Company any materials or copies thereof involving any confidential information or trade secrets and shall not take any material or copies thereof from the possession of the Company.

Exhibit 10.2

Section 11. Mergers and Consolidations; Assignability

     In the event that the Company, or any entity resulting from any merger or consolidation referred to in this Section 11 or which shall be a purchaser or transferee so referred to, shall at any time be merged or consolidated into or with any other entity or entities, or in the event that substantially all of the assets of the Company or any such entity shall be sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in or the entity resulting from such merger or consolidation or the entity to which such assets shall be sold or transferred. Except as provided in the immediately preceding sentence of this Section 11, this Agreement shall not be assignable by the Company or by any entity referred to in such immediately preceding sentence. This Agreement shall not be assignable by Executive, but in the event of Executive’s death it shall be binding upon and inure to the benefit of Executive’s legal representatives to the extent required to effectuate the terms hereof.

Section 12. Captions

     The captions in this Agreement are not part of the provisions hereof, are merely for the purpose of reference and shall have no force or effect for any purpose whatsoever, including the construction of the provisions of this Agreement, and if any caption is inconsistent with any provisions of this Agreement, said provisions shall govern.

Exhibit 10.2

Section 13. Choice of Law

     This Agreement is made in, and shall be governed by and construed in accordance with the laws of, the State of New York, regardless of conflict of law principles.

Section 14. Entire Contract

     This instrument contains the entire agreement of the parties on the subject matter hereof except that the rights of the Company hereunder shall be deemed to be in addition to and not in substitution for its rights under the Company’s standard printed form of “Employee’s Secrecy and Invention Agreement” or “Employee Agreement” if heretofore or hereafter entered into between the parties hereto so that the making of this Agreement shall not be construed as depriving the Company of any of its rights or remedies under any such Secrecy and Invention Agreement or Employee Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Section 15. Notices

     All notices given hereunder shall be in writing and shall be sent by registered or certified mail or overnight courier service such as Federal Express or UPS Air or delivered by hand, and, if intended for the Company, shall be addressed to it (if sent by mail or overnight courier service) or delivered to it (if delivered by hand) at its principal office for the attention of the Chief Executive Officer of the Company, or at such other address and for the attention of such other person of which the Company shall have given notice to Executive in the manner herein provided, and, if intended for Executive, shall be delivered to Executive personally or shall be addressed to Executive (if sent by mail or overnight courier service) at Executive’s most recent residence address shown in the Company’s employment records or at such other address or to such designee of which Executive shall have given notice to the Company in the manner herein provided. Each such notice shall be deemed to be given on the date of mailing thereof or delivery to the overnight courier service, or if delivered personally, on the date so delivered.

Exhibit 10.2

Section 16. Termination of Any Existing Agreement

     Any employment agreement between the parties hereto which is in effect on the date hereof is hereby terminated and replaced and superseded by this Agreement, effective on the Effective Date. All payments, of Base Salary or otherwise, made by the Company under any such existing agreement with respect to any period commencing on or after the Effective Date shall be credited against the corresponding payment obligations of the Company under this Agreement with respect to such period.

Section 17. Section 409A of the Internal Revenue Code

     (a) Compliance. This Agreement is intended to comply with the requirements of Section 409A, or an exemption and shall in all respects be administered and interpreted in accordance with Section 409A. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a separation from service (as determined under Section 409A). Each installment of any payments and benefits provided to Executive under this Agreement that would be considered to be deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)(1)) will be treated as a separate “payment” for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement if such designation would violate Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. In the event the parties determine that the terms of this Agreement do not comply with Section 409A, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on Executive and the Company) within the time period permitted by Section 409A. In no event shall the Company be required to pay Executive any gross-up or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder.

Exhibit 10.2

     (b) Delay in Payment. If Executive is a “specified employee” (as such term is defined in Section 409A) at the time of Executive’s separation from service, any payments under this Agreement that would be considered to be deferred compensation (within the meaning of Treasury Regulation §1.409A-1(b)(1)) to which Executive would otherwise be entitled during the first six (6) months following Executive’s “separation from service” and payable as a result of such “separation from service” shall be deferred and accumulated for a period of six (6) months and paid in a lump sum on the first day of the seventh (7th) month following such separation from service (or, if earlier, the date of Executive’s death) (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to Executive (or if Executive has died, to Executive’s Successor defined below), in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the Delayed Payment Date. For purposes of the foregoing: (i) “Executive’s Successor” shall mean such payee or payees as Executive shall at any time designate by written notice to the Company or in Executive’s last will and testament or, if no such designation is made, then to the legal representatives of Executive’s estate, and (ii) the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of the New York Times preceding the date as of which Executive is treated as having incurred a “separation from service” for purposes of Section 409A.

Exhibit 10.2

Section 18. Release

     The payments and benefits under Sections 4(b)(other than in the event of death) and 4(c) are subject to the condition that Executive has delivered to the Company an executed copy of a release substantially in the form attached hereto as Exhibit A (with such changes as may be required under applicable law) and such release has become irrevocable within thirty (30) days after the date of Executive’s “separation from service” as determined under Section 409A. In that event, payments that would have been made within such 30-day period shall be paid at the expiration of such 30-day period; provided that any payments or benefits payable by reason of the death of Executive shall not be subject to the condition set forth in this Section 18.

Exhibit 10.2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PALL CORPORATION

By:	/s/ Eric Krasnoff

Name:	Eric Krasnoff

Title:	CEO

EXECUTIVE

/s/ Sandra Marino

Exhibit 10.2

Exhibit A

GENERAL RELEASE

     1. Release of Claims and Waiver of Rights.

     (a) In consideration of any payments and benefits being provided to me under Section 4(b) (other than in the event of death) or 4(c) of the employment agreement (the “Employment Agreement”) dated October [___], 2009, as it may have been amended to the date hereof, between me and Pall Corporation (the “Company”), those payments and benefits being good and valuable consideration, the adequacy and sufficiency of which are acknowledged by me (the “Payments”), I, Sandra Marino, hereby release, remise and acquit Company, its present and past parents, subsidiaries and affiliates, their successors, assigns, benefit plans and/or committees, and their respective present or past officers, directors, managers, supervisors, employees, shareholders, attorneys, advisors, agents and representatives in their individual and corporate capacity, and their successors and assigns (the “Releasees”), from, and hold them harmless against, any and all claims, obligations, or liabilities (including attorneys, fees and expenses), asserted or unasserted, known or unknown, that I, my heirs, successors or assigns have or might have, which have arisen by reason of any matter, cause or thing whatsoever on or prior to the date on which this General Release is signed.

     (b) The terms “claims, obligations, or liabilities” (whether denominated claims, demands, causes of action, obligations, damages or liabilities) include, but are not limited to, any and all claims under any contract with the Company, claims of age, disability, race, religion, national origin, sex, retaliation, and/or other forms of employment discrimination, breach of express or implied contract, breach of employee handbook, practices or procedures, libel, slander, intentional tort or wrongful dismissal, claims for reinstatement or reemployment, arising under any federal, state, or local common or statutory law; claims for unpaid salary, commission or fringe benefits; or any other statutory claim before any state or federal court, tribunal or administrative agency, arising out of or in any way related to my employment relationship with the Company and its affiliates and the termination of that relationship. I will not file or permit to be filed on my behalf any such claim.

     (c) This General Release constitutes, among other things, a waiver of all rights and claims I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621, et seq.) (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, all as amended including the amendment set forth in 42 U.S.C. § 1981 concerning damages in cases of intentional discrimination in employment, the New York State Human Rights Law, including N.Y. Exec. Law § 296, the New York City Human Rights Law, including § 8-107 of the Administration Code and Charter of New York City, and the New York Labor Law, and any other comparable national or state laws, all as amended.

Exhibit 10.2

     (d) Notwithstanding the preceding paragraph (c) or any other provision of this Agreement, this General Release is not intended to interfere with my right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim I believe I may have against the Company or its affiliates. However, by executing this General Release, I hereby waive the right to recover in any proceeding I may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on my behalf. In addition, this General Release is not intended to interfere with my right to challenge that my waiver of any and all ADEA claims pursuant to this General Release is a knowing and voluntary waiver, notwithstanding my specific representation that I have entered into this General Release knowingly and voluntarily.

     (e) This General Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.

     (f) This General Release shall not apply to any rights in the nature of indemnification which I may have with respect to claims against me relating to or arising out of my employment with the Company and its affiliates or my service on their respective boards of directors, or any vested benefit to which I am entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other similar benefits required to be provided by statute. Notwithstanding anything to the contrary contained in this Section 1, I do not release any of the Releasees from the Company’s obligation to timely provide me with all payments and benefits to which I am entitled pursuant to the terms of the Employment Agreement, or any other obligations of the Company under the Employment Agreement.

     2. Continued Cooperation. In consideration of the Payments, I also agree to fully cooperate with the Company with respect to any reasonable assistance the Company may request from me upon reasonable notice to me, including but not limited to in connection with any legal claims, demands, or causes of action against the Company which relate to or are based on events that arose during the period of my employment with the Company. The Company shall pay me for such cooperation, at an hourly rate, calculated on the basis of my regular salary (not including bonus or any benefits) immediately prior to the termination of my employment with the Company, for each hour of assistance that I provide to the Company at its request, and shall reimburse me for all expenses I reasonably incur in connection with such cooperation, provided I deliver to the Company an invoice(s) in respect of such amounts, which invoice details with reasonable sufficiency the assistance provided and the number of hours spent providing such assistance. Notwithstanding the foregoing, in no case shall the Company require me to provide such assistance on more than twenty (20) days in any year, nor shall the Company require me to travel outside the United States to provide such assistance. A condition for me providing any such assistance is that the Company shall agree to indemnify me for any and all liability I may incur in connection with providing such assistance to the same extent as if I was still an executive officer of the Company.

Exhibit 10.2

     3. Representations and Covenants. I hereby represent and agree to all of the following:

          (a) I have carefully read this General Release.

          (b) I understand it fully.

          (c) I am freely, voluntarily and knowingly releasing the Releasees in accordance with the terms contained above.

          (d) Before executing this General Release, I had twenty-one (21) days to consider my rights and obligations under this General Release.

          (e) The period of time I had to consider my rights and obligations under this General Release was reasonable.

          (f) Before signing this General Release, I was advised to consult with an attorney and given a reasonable period of time to do so and in executing this General Release have not relied on any representation or statement not set forth herein.

          (g) Execution of this General Release and the General Release becoming enforceable (in accordance with paragraph (h) below) within thirty (30) days from the date of my “separation from service” (as determined under Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder) is a condition to the Payments, which payments and benefits are in addition to anything of value to which I am already entitled to receive from the Company and its affiliates.

          (h) For a period of seven (7) days following the date on which I sign this General Release, I may revoke it. Any such revocation must be made in writing and received by the Corporate Secretary of the Company, by the seventh day following the date on which I sign this General Release. The Company’s obligation to pay the consideration as set forth in Section 1 above shall not become effective or enforceable until this seven (7) day revocation period has expired without my having exercised my right to revoke.

          (i) I have reported to the Company any and all work-related injuries incurred by me during my employment by the Company.

          (j) There are no pending lawsuits, charges, employee dispute resolution proceedings, administrative proceedings or other claims of any nature whatsoever, that I have brought (and which are pending) against any Releasee, in any state or federal court, before any agency or other administrative body or in any other forum.

Exhibit 10.2

      (k) I am not aware of any material violation of any laws or Company policies or procedures by a Company employee or officer that has not been reported to Company officials.

      (l) My obligations under the Employee Agreement (attached hereto) including my obligations under the sections entitled Covenant Not to Compete, Non-Disparagement, Non-Solicitation, Inventions and Patents, Trade Secrets and Confidential Information, are reasonable, are necessary to protect legitimate interests of the Company, and continue beyond the termination of my employment and the execution of this General Release. If I violate my obligations under the Employee Agreement and such violation causes material harm to the Company, I understand that, in addition to other relief to which the Company may be entitled, the Company shall be entitled to cease providing the Payments and benefits provided to me pursuant to Section 1 above unless such violation is cured (if capable of being cured) within 30 days of notification by the Company to me of such violation (and, following such cure, all suspended payments shall be made in a single lump sum), and this General Release will remain in full force and effect.

      (m) If I should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any matter, cause or thing which is the subject of the release under Section 1 of this General Release, this General Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from me all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

      (n) If any provision of this General Release is declared illegal, invalid, or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provisions will immediately become null and void, leaving the remainder of this General Release in full force and effect, provided, however, that if the general release of all claims given by me herein is declared illegal, invalid, or unenforceable, this General Release will become null and void and, to the fullest extent permitted by law, any Payments (which are being provided to me as a result of my execution of this General Release) which have not yet been made by the Company to me shall no longer be required to be made.

      (o) Except as necessary to enforce my rights under this General Release or except as required to comply with requirements of applicable law or an order or subpoena of a court of competent jurisdiction (as to which I will notify the Company reasonably in advance of disclosure) or except to the extent such information has become public knowledge, I shall keep confidential and not disclose to any person, other than my spouse or attorneys, accountants and/or tax advisors who shall be obligated to and agree to keep confidential, the existence, nature and terms of this General Release, the amount and fact of any payment to me, any and all discussions, communications, and correspondence leading to this General Release and any and all events, conduct, statements and/or communications giving rise to or relating in any way to any and all claims, obligations or liabilities, I have or may have. This General Release shall not be construed as an admission by the Company or any other Releasee of any liability whatsoever for any damages, injuries or other claims, obligations or liabilities alleged or which may be alleged by me.

Exhibit 10.2

          (p) This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

     4. Declaration. I declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct.

Signature:

Date:

Name:

Acknowledged before me this _______ day of ___________, _______

NOTARY PUBLIC